Exhibit 3.185

LIMITED LIABILITY COMPANY AGREEMENT

OF

PRIMARY CASH HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) of Primary Cash Holdings, LLC (the “Company”) is entered into by Cash America International, Inc., a Texas corporation, as the sole member (the “Member”).

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et. Seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Primary Cash Holdings, LLC.

2. Filing of Certificates. J. Curtis Linscott is hereby designated an “authorized person” within the meaning of the Act, and shall execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” shall cease, and the Member shall thereupon become the designated “authorized person” within the meaning of the Act.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5. Principal Business Office. The principal business office of the Company shall be located at 1600 W. 7th Street, Fort Worth, Texas 76102, or at such other location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 1990 I.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

8. Member. The name and the initial mailing address of the Member are as follows:

Name	Address
Cash America International, Inc.	1600 West 7th St. Fort Worth, TX 76102

9. Limited Liability. Except as provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Member agrees to contribute the amount in cash set forth on Schedule I hereto, and no other property, to the Company.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may voluntarily make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule I hereto.

12. Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management.

(a) Board; Powers. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers (the “Board”). The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company. Except as otherwise provided in this Agreement, no Member or any individual Manager shall have the authority to bind the Company.

(b) Number; Appointment; Tenure. The Board shall consist of two individuals (each, a “Manager”), or such other number as may be fixed from time to time by the Member. Each Manager shall hold office until a successor is duly elected and qualified or until such Manager’s earlier death, disqualification, resignation or removal. Each person serving as a

Manager shall be required to execute an acknowledgment of this Agreement, which acknowledgment may be a counterpart signature page to this Agreement. The Member hereby appoints Daniel R. Feehan and J. Curtis Linscott as the initial Managers.

(c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating· by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(g) Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board may be removed, with or without cause, at any time by the Member, and any vacancy caused by such removal may be filled by the Member.

(h) Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

15. Officers.

(a) Number. The officers of the Company (each, an “Officer”) shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other officers and agents as it shall deem necessary or advisable. The Board may delegate to any Officer the power to appoint, remove and prescribe the duties of any other Officer provided for in this Section

(b) Election, Term of Office and Qualifications. The Officers shall be appointed for such term as shall be determined from time to time by the Board. Each Officer shall hold office until a successor shall have been duly chosen and qualified or until such Officer’s earlier death, disqualification, resignation or removal.

(c) Removal. Any Officer may be removed, with or without cause, at any time by the Board.

(d) Resignations. Any Officer may resign at any time by giving written notice of his or her resignation to the Board or the Secretary of the Company. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof by the Board or the Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) Vacancies. A vacancy in any office for any reason shall be filled by the Board for the unexpired portion of the term thereof and until a successor shall have been duly chosen and qualified, or until such Officer’s earlier death, disqualification, resignation or removal.

(f) President. The President of the Company shall be the chief executive officer of the Company and shall have, subject to the control and direction of the Board, general and active supervision and management over the day-to-day business of the Company in its ordinary course and over its several officers, assistants, agents and employees. The President shall report to and consult with the Board from time to time.

(g) Vice Presidents. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or if there is more than one Vice President, the Vice Presidents in order designated by the Board, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(h) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and all meetings of the Members, if any, and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and perform like duties for the standing committees, if any, when required. The Secretary shall give, or cause to be given, notice of special meetings of the Board and all meetings of the Members, if any, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(i) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, when so required, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(j) Compensation. The compensation of the Officers shall be fixed from time to time by the Board. Nothing contained herein shall preclude any Officer from serving the Company, any related person or any Member in any other capacity and receiving proper compensation therefore.

(k) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company, including without limitation as member, manager, general partner or shareholder of any limited liability company, partnership or corporation of which the Company holds such interest.

16. Other Business Opportunities. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company. Neither the Member or any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it. Neither the Company nor any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and the Member.

17. Exculpation and Indemnification.

(a) No Member, Manager, Officer, employee or agent of the Company and no affiliate, stockholder, officer, director, employee or agent of the Member (collectively, the “Covered Persons”) shall be liable to the Company, the Member or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by the such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of the Member’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the person or entity as to matters the Covered Person reasonably believes are within such other person or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) The foregoing provisions of this Section shall survive any termination of this Agreement.

18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the

Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, and the Company shall be continued and such transfer shall not result in a dissolution of the Company if such instrument is executed within 180 days after such transfer. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, and the Company shall be continued and such resignation shall not result in a dissolution of the Company if such instrument is executed within 180 days after such resignation. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

21. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act or Sections 17 or 18 of this Agreement, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

23. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles that would apply any other law), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 20th day of June, 2008.

MEMBER:

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott
Executive Vice President, General Counsel and Secretary

INITIAL MANAGERS:

/s/ DANIEL R. FEEHAN
Daniel R. Feehan

/s/ CURTIS LINSCOTT
J. Curtis Linscott

SCHEDULE I

Name:	Capital Contribution
Cash America International, Inc.	$100